Exhibit 23.2

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Jerrick Media Holdings, Inc.

We hereby consent to the use of our report dated May 17, 2018, with respect to the consolidated financial statements of Jerrick Media Holdings, Inc., in its registration statement on Form S-1 relating to the registration of 27,450,320 shares of common stock, to be filed on or about November 26, 2018. We also consent to the reference of our firm under the caption “interests of named experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

November 26, 2018